Exhibit 99(a)
news release
AT THE COMPANY
Lynn Afendoulis
Director, Corporate Communications
(616) 365-1502
FOR IMMEDIATE RELEASE
WEDNESDAY, July 14, 2010
Net sales increased 24% in 2nd quarter; net earnings reported at $13.7 million
— Company posts sales increases in all four markets —
— Volatile lumber market impacts profits —
GRAND RAPIDS, Mich., July 14, 2010 — Universal Forest Products, Inc. (Nasdaq: UFPI) today reported second-quarter 2010 results, including a 24% increase in net sales to $638.6 million over $514.9 million for the same period last year. Net earnings for the quarter were $13.7 million, or $0.70 per diluted share, compared to net earnings of $16.1 million, or $0.83 per diluted share, for the same period of 2009. The results reflect sales increases in all four of the Company’s markets as well as a volatile lumber market that dropped precipitously during the quarter, negatively affecting profits, particularly in the month of June.
“While these numbers aren’t where we’d like them to be, they aren’t a disappointment given the most unstable lumber market I’ve seen in my 36 years with the Company. Our people helped us turn in solid results in the face of some extreme challenges,” said CEO Michael B. Glenn. “It’s testimony to the strength of our balanced business model, which allows us to seek opportunity in more than one market.”
“These are tough times, but we’re in an enviable position in the industry: We’re focused on growth and armed with the resources we need to take advantage of opportunities that arise,” Glenn added.
Among the Company’s goals for the year are to grow top-line sales, manage inventory and receivables in a tenuous economy, and continuously improve operations to reduce costs.
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Universal Forest Products, Inc.

The lumber market was approximately 52% higher, on average, in the second quarter of 2010 compared to the same period of 2009, and was unusually volatile during the quarter. This volatility had a significant adverse impact on gross profits, particularly in the month of June. Lumber prices increased to a peak of $367 at the end of April and then fell quickly—to $247 by late June. Since the end of June, lumber prices have stabilized.
By market, Universal posted the following gross sales results for the second quarter:
Do-It-Yourself/retail: $315.8 million, an increase of 8.4% over the same period of 2009. Unit sales to this market declined an estimated 3% due to soft demand. According to Harvard’s Joint Center for Housing Studies, the industry saw a 9.7% annualized decline in demand in the second quarter of 2010. Retailers didn’t anticipate the weak demand and many held significant inventories in the quarter, which typically is a busy selling season. Most experts, including Harvard, are calling for an increase in home improvement expenditures by the end of 2010 (the first annual increase since 2006) driven by predicted improvements in the economy and stabilization in employment and home prices. Universal continues to add to the products it offers to retailers, with items such as new lines of decking products and accessories.
Industrial packaging/components: $179.2 million, an increase of 36.0% over the second quarter of 2009. Unit sales increased by more than 20% during the quarter, primarily due to market share gains that resulted from adding approximately 225 new customers. This continues to be an area of opportunity for Universal. The Company is focused on adding customers and products, as well as on expanding its reach into concrete forming and non-wood packaging materials.
Site-built construction: $72.2 million, which is 19.1% higher than same period of 2009. Unit sales increased by approximately 11% during the quarter; national single-family and multifamily housing starts increased approximately 31% and decreased approximately 6%, respectively, in April and May of 2010, compared to the same periods of 2009. We have taken several recent plant closure actions in order to achieve profitability and cash flow objectives, which may temporarily result in a loss of market share. Universal sees home building as a challenged industry for years to come and will continue to focus on commercial, government and turnkey projects.
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Universal Forest Products, Inc.

Manufactured housing: $81.6 million, an increase of 82.5% over 2009. Unit sales to this market increased 41%, a result of increased demand in some areas of the country, notably the Southwest. Performance in this market also reflects the growing list of products the Company supplies through new manufacturing opportunities and through its expanded distribution business, in which it offers everything from adhesives to plumbing supplies.
OUTLOOK
The Company expects the current challenging conditions to prevail through 2010, limiting its ability to provide meaningful guidance for ranges of likely financial performance; therefore, the Company will not provide guidance for the foreseeable future. However, the Company remains optimistic about its performance in 2010, given its strong financial position, solid business model and diverse business opportunities that position it better than most to endure challenging times.
CONFERENCE CALL
Universal Forest Products will conduct a conference call to discuss information included in this news release and related matters at 8 a.m. ET on Thursday, July 15, 2010. The call will be hosted by CEO Michael B. Glenn and CFO Michael Cole, and will be available for analysts and institutional investors domestically at (866) 804-6923 or internationally at (857) 350-1669. Use conference pass code 18827881. The conference call will be available simultaneously and in its entirety to all interested investors and news media through a webcast at http://www.ufpi.com. A replay of the call will be available through Monday, Aug. 16, 2010, domestically at (888) 286-8010 and internationally at (617) 801-6888. Use replay pass code 50546407.
UNIVERSAL FOREST PRODUCTS, INC.
Universal Forest Products, Inc. is a holding company that provides capital, management and administrative resources to subsidiaries that design, manufacture and market wood and wood-alternative products for DIY/retail home centers and other retailers, structural lumber and other products for the manufactured housing industry, engineered wood components for the site-built construction market, and specialty wood packaging and components and packing materials for various industries. Universal’s subsidiaries also provide framing services for the site-built market, and forming products for concrete construction. The Company’s consumer products subsidiary offers a large portfolio of outdoor living products, including wood composite decking, decorative balusters, post caps and plastic lattice. Its lawn and garden group offers an array of products, such as trellises and arches, to retailers nationwide. Founded in 1955, Universal Forest Products is headquartered in Grand Rapids, Mich., with operations throughout North America. For more about Universal Forest Products, go to www.ufpi.com.
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Universal Forest Products, Inc.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act, as amended, that are based on management’s beliefs, assumptions, current expectations, estimates, and projections about the markets we serve, the economy and the company itself. Words like “anticipates,” “believes,” “confident,” “estimates,” “expects,” “forecasts,” likely,” “plans,” “projects,” “should,” variations of such words, and similar expressions identify such forward-looking statements. These statements do not guarantee future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict with regard to timing, extent, likelihood, and degree of occurrence. The Company does not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. Actual results could differ materially from those included in such forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty. Among the factors that could cause actual results to differ materially from forward-looking statements are the following: fluctuations in the price of lumber; adverse or unusual weather conditions; adverse conditions in the markets we serve; government regulations, particularly involving environmental and safety regulations; and our ability to make successful business acquisitions. Certain of these risk factors as well as other risk factors and additional information are included in the Company’s reports on Form 10-K and 10-Q on file with the Securities and Exchange Commission.
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UNIVERSAL FOREST PRODUCTS, INC.

CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
FOR THE THREE AND SIX MONTHS ENDED
JUNE 2010/2009

	Quarter Period				Year to Date
(In thousands, except per share data)	2010		2009		2010		2009

NET SALES	$638,635	100%	$514,945	100%	$1,031,593	100%	$876,667	100%

COST OF GOODS SOLD	560,749	87.8	432,460	84.0	902,073	87.4	747,361	85.3

GROSS PROFIT	77,886	12.2	82,485	16.0	129,520	12.6	129,306	14.7

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	54,041	8.5	56,020	10.9	102,530	9.9	105,112	12.0
NET LOSS (GAIN) ON DISPOSITION OF ASSETS AND OTHER IMPAIRMENT AND EXIT CHARGES	212	—	(716)	(0.1)	384	—	(1,852)	(0.2)

EARNINGS FROM OPERATIONS	23,633	3.7	27,181	5.3	26,606	2.6	26,046	3.0

INTEREST EXPENSE	903	0.1	1,429	0.3	1,789	0.2	2,503	0.3
INTEREST INCOME	(70)	—	(96)	—	(190)	—	(179)	—

	833	0.1	1,333	0.3	1,599	0.2	2,324	0.3

EARNINGS BEFORE INCOME TAXES	22,800	3.6	25,848	5.0	25,007	2.4	23,722	2.7

INCOME TAXES	8,332	1.3	9,393	1.8	8,819	0.9	8,430	1.0

NET EARNINGS	14,468	2.3	16,455	3.2	16,188	1.6	15,292	1.7

LESS NET EARNINGS ATTRIBUTABLE TO NONCONTROLLING INTEREST	(752)	(0.1)	(367)	(0.1)	(1,485)	(0.1)	(411)	—

NET EARNINGS ATTRIBUTABLE TO CONTROLLING INTEREST	$13,716	2.2	$16,088	3.1	$14,703	1.4	$14,881	1.7

EARNINGS PER SHARE — BASIC	$0.71		$0.84		$0.76		$0.77

EARNINGS PER SHARE — DILUTED	$0.70		$0.83		$0.75		$0.77

WEIGHTED AVERAGE SHARES OUTSTANDING	19,259		19,241		19,258		19,213

WEIGHTED AVERAGE SHARES OUTSTANDING WITH COMMON STOCK EQUIVALENTS	19,531		19,459		19,524		19,370
SUPPLEMENTAL SALES DATA

	Quarter Period				Year to Date
Market Classification	2010	%	2009	%	2010	%	2009	%
Do-It-Yourself/Retail	$315,833	48%	$291,184	56%	$480,240	46%	$458,764	52%
Site-Built Construction	72,223	11%	60,642	11%	133,112	13%	120,963	13%
Industrial	179,240	28%	131,783	25%	305,228	29%	236,419	26%
Manufactured Housing	81,616	13%	44,710	8%	129,978	12%	81,281	9%

Total Gross Sales	648,912	100%	528,319	100%	1,048,558	100%	897,427	100%
Sales Allowances	(10,277)		(13,374)		(16,965)		(20,760)

Total Net Sales	$638,635		$514,945		$1,031,593		$876,667

UNIVERSAL FOREST PRODUCTS, INC.

CONSOLIDATED BALANCE SHEETS (UNAUDITED)
JUNE 2010/2009

(In thousands)
ASSETS	2010	2009	LIABILITIES AND EQUITY	2010	2009

CURRENT ASSETS			CURRENT LIABILITIES
Cash and cash equivalents	$21,246	$32,633	Accounts payable	$103,992	$98,805
Accounts receivable	229,199	197,901	Accrued liabilities	77,983	85,459
Inventories	191,569	165,490	Current portion of long-term debt and capital leases	692	396
Assets held for sale	—	3,057
Other current assets	18,110	19,728

TOTAL CURRENT ASSETS	460,124	418,809	TOTAL CURRENT LIABILITIES	182,667	184,660

OTHER ASSETS	5,300	3,456	LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS, less current portion	67,932	55,108
INTANGIBLE ASSETS, NET	172,065	177,703	OTHER LIABILITIES	33,468	32,512
PROPERTY, PLANT AND EQUIPMENT, NET	226,426	235,509	EQUITY	579,848	563,197

TOTAL ASSETS	$863,915	$835,477	TOTAL LIABILITIES AND EQUITY	$863,915	$835,477

UNIVERSAL FOREST PRODUCTS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE SIX MONTHS ENDED
JUNE 2010/2009

(In thousands)	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings attributable to controlling interest	$14,703	$14,881
Adjustments to reconcile net earnings attributable to controlling interest to net cash from operating activities:
Depreciation	15,199	16,510
Amortization of intangibles	3,590	4,520
Expense associated with share-based compensation arrangements	1,078	1,089
Excess tax benefits from share-based compensation arrangements	(265)	(211)
Expense associated with stock grant plans	117	89
Deferred income taxes (credit)	(195)	195
Net earnings attributable to noncontrolling interest	1,485	411
Net loss (gain) on sale or impairment of assets	118	(2,457)
Changes in:
Accounts receivable	(120,961)	(59,701)
Inventories	(26,175)	27,980
Accounts payable	39,466	35,576
Accrued liabilities and other	21,609	23,798

NET CASH FROM OPERATING ACTIVITIES	(50,231)	62,680

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant, and equipment	(11,551)	(7,279)
Acquisitions, net of cash received	(5,834)	—
Proceeds from sale of property, plant and equipment	382	10,241
Advances of notes receivable	(1,000)	(14)
Collections of notes receivable	103	68
Insurance proceeds	—	1,023
Other, net	21	11

NET CASH FROM INVESTING ACTIVITIES	(17,879)	4,050

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings (repayments) under revolving credit facilities	15,000	(30,257)
Repayment of long-term debt	(255)	(16,213)
Borrowings of long-term debt	—	800
Proceeds from issuance of common stock	1,331	1,177
Purchase of addditional noncontrolling interest	(1,227)	(1,770)
Distributions to noncontrolling interest	(472)	(170)
Dividends paid to shareholders	(3,871)	(1,158)
Repurchase of common stock	(3,648)	—
Excess tax benefits from share-based compensation arrangements	265	211
Other, net	14	(54)

NET CASH FROM FINANCING ACTIVITIES	7,137	(47,434)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(60,973)	19,296

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	82,219	13,337

CASH AND CASH EQUIVALENTS, END OF PERIOD	$21,246	$32,633

SUPPLEMENTAL INFORMATION:
Cash paid (refunded) during the period for:
Interest	$1,777	$2,790
Income taxes	(8,470)	(6,050)